EXHIBIT 10.15

RIGHT OF FIRST OFFER AGREEMENT

THIS RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”) is made as of March 24, 2014 by and between Farmland Partners Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), and Paul A. Pittman, an individual (the “Offeror”).

R E C I T A L S

WHEREAS, Farmland Partners Inc., a Maryland corporation and the sole member of the sole general partner of the Operating Partnership (the “Company”), and the Operating Partnership intend to engage in various related transactions (collectively, the “IPO Transactions”) pursuant to which, among other things, (i) the Company will effect an initial public offering of shares of its common stock, $0.01 par value per share (the “Common Stock”), and (ii) the Operating Partnership will acquire an indirect 100% fee simple interest in a portfolio of 38 farms and three grain storage facilities in exchange for units of limited partnership in the Operating Partnership (“OP Units”);

WHEREAS, the Offeror is the Executive Chairman, President and Chief Executive Officer of the Company;

WHEREAS, the Offeror owns a 100% fee simple interest in the property listed on Exhibit A hereto (the “Property”); and

WHEREAS, in order to facilitate the IPO Transactions and minimize potential conflicts of interest for the Company and the Operating Partnership with respect to the Offeror’s continuing ownership of the Property, the Offeror desires to grant to the Operating Partnership a right of first offer relating to the sale of all or any portion of the Property, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

For purposes of the Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

“Person” means an individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other entity, or a government or agency or political subdivision thereof.

“Transfer” means a sale, transfer, assignment, conveyance or any other disposition, whether voluntary or involuntary, by operation of law or otherwise.  For purposes of this Agreement, a “Transfer” shall not include (i) a lease of all or any portion of the Property or (ii) Transfers for estate planning purposes.

ARTICLE II
GRANT OF RIGHT OF FIRST OFFER

2.1                               Grant of Right of First Offer.  The Offeror hereby grants to the Operating Partnership a right of first offer to acquire all of Offeror’s right, title and interest in the Property, on the terms and subject to the conditions set forth herein (the “Right of First Offer”).

2.2                               Effectiveness of Right of First Offer.  This Agreement and the Right of First Offer granted hereby shall become effective automatically, without further action by the Operating Partnership or the Offeror, on the date of the closing of the IPO Transactions (the “IPO Closing”).  Notwithstanding the foregoing, in the event the IPO Closing has not occurred prior to January 1, 2015, this Agreement shall become null and void and no party shall have any liability to the other parties hereunder with respect to the transactions contemplated hereby.

2.3                               Term of Right of First Offer.  This Agreement and the Right of First Offer granted hereunder shall remain in effect and be binding on the Offeror and each of his successors and assigns until the earliest of (i) the date on which all of the Offeror’s interest in the Property has been transferred to the Operating Partnership pursuant to this Agreement or to a third party in a manner consistent with this Agreement, (ii) the date on which the Offeror is no longer an executive officer or director of the Company and (iii) December 31, 2017 (the “ROFO Term”).

2.4                               Consents.  The consummation of the transactions contemplated by this Agreement is subject to any consents required under any unaffiliated third-party financing arrangements of the Offeror and/or mortgages on the Property, whether already or hereafter existing, and any other consents required to be obtained prior to the transfer of the Property.

2.5                               Subordination.  The Right of First Offer granted by this Agreement and the rights of the Operating Partnership hereunder are and shall be subordinate to any unaffiliated third-party financing arrangements of the Offeror and/or mortgages on the Property, whether already or hereafter existing.

2.6                               Transfer to an Affiliate.  Notwithstanding anything herein to the contrary, the Right of First Offer shall not apply to the Transfer of all or any portion of the Property to an Affiliate of the Offeror; provided, however, that no such Transfer shall be permitted unless such Affiliate first executes a joinder to this Agreement, in form and substance reasonably satisfactory to the Operating Partnership, after which such Affiliate shall be deemed to be an “Offeror” hereunder.

ARTICLE III
PROCEDURES FOR RIGHT OF FIRST OFFER

3.1                               Right of First Offer Notice.  Subject to Section 3.2 hereof, if at any time during the ROFO Term, the Offeror intends to Transfer or offer to Transfer all or any portion of the Property to a Person other than an Affiliate of the Offeror (subject to Section 2.6 hereof), then the following procedures shall apply:

(a)                                 The Offeror shall first deliver written notice (the “ROFO Notice”) to the Operating Partnership of the Offeror’s intention to Transfer or offer to Transfer all or any portion of the Property, which shall specify the portion of Property being offered (the “Offered Property”).

(b)                                 The Operating Partnership shall have 30 days following the delivery of the ROFO Notice to deliver a written proposal (the “Proposal”) to the Offeror, which shall specify the proposed purchase price (the “Proposed Purchase Price”), the form of consideration and other material terms and conditions of the proposed purchase of the Offered Property.

(c)                                  The Offeror shall have 10 days following the delivery of the Proposal to provide written notice (the “Offeror Election Notice”) to the Operating Partnership of its election to either (i) sell the Offered Property to the Operating Partnership on the terms specified in the Proposal or (ii) seek an offer to purchase the Offered Property from one or more third-party purchasers that are not Affiliates of the Offeror (each, a “Third Party Transferee”).  If the Offeror fails to deliver the Offeror Election Notice in accordance with the provisions of this Section 3.1(c), then the Offeror shall be deemed to have elected not to sell the Offered Property to the Operating Partnership on the terms specified in the Proposal.

(d)                                 If, in accordance with the provisions of Section 3.1(c) hereof, the Offeror elects to sell the Offered Property to the Operating Partnership, the Operating Partnership shall be obligated to purchase the Offered Property at a closing as set forth in Article IV hereof, subject to a material adverse change not affecting the Offered Property at or before such closing.

(e)                                  If, in accordance with the provisions of Section 3.1(c) hereof, the Offeror elects not to sell the Offered Property to the Operating Partnership on the terms specified in the Proposal, the Offeror may, within a period of 270 days following the delivery of the ROFO Notice (the “Marketing Period”), consummate the sale of the Offered Property to one or more Third Party Transferees at a price not less than 90% of the Proposed Purchase Price and on such other economic terms and conditions as are no more favorable to such Third Party Transferees than those specified in the Proposal.

(f)                                   If the Operating Partnership fails to timely submit the Proposal in accordance with Section 3.1(b) hereof, the Offeror shall have the right to consummate the sale of the Offered Property to one or more Third Party Transferees during the Marketing Period.

(g)                                  If the Offeror does not complete the sale of the Offered Property during the Marketing Period in accordance with the terms of this Agreement, the Offered Property shall be deemed no longer to be an Offered Property, and no sale of the Property previously deemed to be an Offered Property shall be made otherwise than in accordance with the terms of this Agreement.

3.2                               Public Auctions.  If the Offeror intends to offer to Transfer all or any portion of the Property pursuant to a public auction, the provisions of Section 3.1 hereof shall not apply; provided that the Offeror shall, not less than 30 days in advance of such public auction, provide written notice to the Operating Partnership of the time and place of such public auction.

3.3                               Inspection and Information.  At any time after the delivery of the ROFO Notice and prior to the delivery of the Offeror Election Notice, the Offeror hereby agrees to (i) use its reasonable best efforts to permit the Operating Partnership and the Operating Partnership’s agents to enter upon the Offered Property subject to the ROFO Notice, subject to the rights of any tenants of the Offered Property, at reasonable times to make such inspections and tests as are reasonable and customary in connection with the examination of agricultural properties, and (ii) permit the Operating Partnership and its agents to review all books, records and other documentation reasonably requested by the Operating Partnership with respect to the Offered Property, which are in the Offeror’s possession and control or may be reasonably obtained by the Offeror.  The Operating Partnership hereby agrees to repair any damage (excepting normal wear and tear) it or its agents may cause to the Offered Property as a result of any such inspections or tests or any other related damage caused by the Operating Partnership or its agents, and further agrees to indemnify, defend and hold harmless the Offeror from and against any and all claims, losses, damages and expenses, including, without limitation, reasonable attorneys’ fees, suffered by the Offeror as a direct result of the entry by the Operating Partnership or the Operating Partnership’s agents upon, or acts upon, the Offered Property in connection with any such inspections or tests or any other directly related damage caused by the Operating Partnership or its agents.

ARTICLE IV
CLOSING

4.1                               Closing Date.  The closing of a purchase of the Offered Property (the “Closing”) by the Operating Partnership pursuant to Article III shall take place, subject to closing conditions set forth in a purchase and sale agreement between the Offeror and the Operating Partnership or one of its Affiliates for the sale of the Offered Property, on a date mutually agreed upon by the Operating Partnership and the Offeror, which date shall be no later than 60 days after the date on which the Proposal was delivered to the Offeror.

4.2                               Deliverables by the Offeror.  At the Closing, the Offeror shall acknowledge, execute, deliver and/or file (as the case may be) any and all documents, agreements and instruments reasonably necessary or appropriate to convey full right, marketable title and interest in and to the Offered Property to be purchased by the Operating Partnership, free and clear of all liens, security interests, adverse claims or restrictions of any kind and nature (except those liens set forth on the title policy to be acquired by the Operating Partnership upon the acquisition of such Property) and shall deliver to the Operating Partnership grant deed(s) representing the Offered Property sold to the Operating Partnership.

ARTICLE V
MISCELLANEOUS

5.1                               Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.  No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

5.2                               Entire Agreement; Counterparts; Applicable Law.  This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) may be executed in one or more counterparts, each of which will be deemed an original and all of which, including, without limitation, validity, interpretation and effect, shall constitute but one and the same instrument and (c) shall be governed in all respects, including, without limitation, validity, interpretation and effect, by the laws of the State of Colorado without giving effect to the conflict of law provisions thereof.

5.3                               Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Operating Partnership to effect such replacement.

5.4                               Binding Effect.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties and their respective permitted successors and permitted assigns.

5.5                               Equitable Remedies.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Colorado (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

5.6                               Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed to have been delivered when (i) delivered personally, (ii) five Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (iii) one (1) Business Day after being sent by a nationally recognized overnight courier or (iv) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (i), (ii) or (iii) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

(a)                                 if to the Operating Partnership:

Farmland Partners Operating Partnership, LP

8670 Wolff Court, Suite 240

Westminster, CO 80031

Facsimile: (720) 398-3238

Attention: Paul A. Pittman

(b)                                 if to the Offeror:

Paul A. Pittman

8670 Wolff Court, Suite 240

Westminster, CO 80031

Facsimile: (720) 398-3238

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement as of the date first set forth above.

OPERATING PARTNERSHIP:

FARMLAND PARTNERS OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By: FARMLAND PARTNERS OP GP, LLC, a Delaware limited liability company, its general partner

By:	FARMLAND PARTNERS INC., its
sole member

By:	/s/ Paul A. Pittman
Name:	Paul A. Pittman
Title:	Executive Chairman, President and Chief Executive Officer

OFFEROR:

By:	/s/ Paul A. Pittman
Name:	Paul A. Pittman

Signature Page to Right of First Offer Agreement (Paul A. Pittman)

EXHIBIT A

PROPERTY

County, State	Tax PINs of Parcels	Acres
Fulton, Illinois	24-26-25-400-003 24-26-36-200-003 25-27-29-300-003 25-27-29-400-007 25-27-29-400-008 25-27-30-100-005 25-27-30-100-006 25-27-30-300-001 25-27-30-300-002 25-27-30-400-003 25-27-30-400-004 25-27-32-100-004 25-27-32-100-005 25-27-32-200-009 25-27-32-200-010 25-27-32-200-011	1,260